Exhibit 10.1

STANDARD MULTI-TENANT OFFICE LEASE

This Restated Lease Agreement (the “Lease”) is dated as of March 1, 2020 (the “Effective Date”) is made by and between S Real Estate Holdings LLC, a Delaware limited liability company (“Landlord”) and International Stem Cell Corporation, a Delaware corporation (“Tenant”) (collectively, the “Parties” or individually, a “Party”).

1.Basic Lease Provisions.

1.1 Premises. Those certain premises consisting of approximately 9,028 rentable square feet in the building located at 5950 Priestly Drive, Carlsbad, CA 92008 (the “Premises”), as shown in Exhibit A hereto, together with the right to use all Common Areas.

1.2 Commencement Date. The Commencement Date shall be March 1, 2020.

1.3 Term. Three (3) years.

1.4 Use. General office, research and development, manufacturing and any other related uses permitted by applicable Laws (defined below).

1.5 Monthly Base Rent. The monthly base rent payable by Tenant for the Premises in accordance with the following schedule.

1.6 Late Fee. If Base Rent shall not be paid within five (5) Business Days after its due date, Tenant will pay to Lessor, on demand, a one-time late charge fee of $100 or 10% of Base Rent, whichever is greater.

BASE RENT	TERM
$13,996.64	3/1/2020 – 2/28/2021
$14,276.58	3/1/2021 – 2/28/2022
$14,562.11	3/1/2022 – 2/28/2023

1.7 Security Deposit. None

1.8 Brokers. None.

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2.Definitions. The following terms shall have the following meanings in this Lease:

2.1Alterations. Any alterations, additions or improvements made in, on or about the Building by Tenant after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, partitioning, drapery and carpentry installations.

2.2Commencement Date. The Commencement Date of this Lease shall be as specified in Section 1 of this Agreement.

2.3Common Areas. All areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Lessor from time to time for the general nonexclusive use of Lessor, Lessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

2.4Common Area Allocation. Exhibit B

2.5HVAC. Heating, ventilating and air conditioning.

2.6Landlord’s Agents. Landlord’s agents, managers, officers, and employees.

2.7Rent. The Monthly Base Rent.

2.8Sublet. Any transfer, sublet, assignment, license or concession agreement, change of ownership, mortgage, or hypothecation of this Lease or the Tenant’s interest in the Lease or any portion thereof.

2.9Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

2.10Tenant Improvements. The improvements to the Premises to be constructed by Tenant.

2.11Tenant’s Agents. Tenant’s agents, directors, officers, and employees.

2.12Tenant’s Personal Property. Tenant’s trade fixtures, furniture, equipment and other personal property in the Building.

3.Lease Term and Termination.

3.1Term. The term of this Lease (“Term”) shall be three (3) years, beginning on the Commencement Date and terminating March 1, 2023, unless sooner terminated as provided herein.

3.2Termination. Tenant shall have the right to terminate the Lease with no less than thirty (30) day written notice to Landlord. Except as otherwise provided or agreed upon between the Parties, Landlord shall provide the Tenant no less than ninety (90) day written notice of intent to terminate the Lease.

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4.Rent.

4.1Monthly Base Rent. Tenant shall pay to Landlord, in lawful money of the United States, commencing on the Commencement Date and continuing thereafter, Monthly Base Rent in the amounts set forth in Paragraph 1.5 of this Agreement. Base Rent shall be payable by the 5th of each calendar month.

5.Condition of Premises.

5.1Premises. Landlord shall deliver possession of the Premises to Tenant on the date this Lease is fully executed, in “AS IS” condition. Tenant shall be deemed to have accepted the Premises in good, clean condition and repair, subject to all applicable federal, state and local laws, statutes, ordinances and governmental regulations, including the Americans with Disabilities Act (collectively, “Laws”), and without limiting Landlord’s continuing repair, maintenance and other obligations under this Lease.

6.USE.

6.1Tenant’s Use. General office and laboratory use.

6.2Compliance. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which will in any way conflict with any Laws which may now or hereafter be in force. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load reasonably determined by Landlord or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow such to remain outside the Building proper, except in the enclosed trash areas provided, if any. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building.

6.3Hazardous Materials. With the exception of office and cleaning supplies typically used for the permitted uses of the Premises, Tenant shall not store any Hazardous Materials as identified in 22 California Code of Regulations Sections 66261.1 et seq., as they may be amended from time to time at the Premises or Common Areas thereto.

7.Quiet Enjoyment. Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

8.Alterations. After the Commencement Date, Tenant shall not make or permit any Alterations in, on or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s consent shall not be required for any nonstructural Alterations that do not exceed ten thousand dollars ($10,000) in cost per year and do not affect the roof of the Building or the Building Systems, so long as Tenant provides Landlord with prior notice of any such Alterations (“Permitted Alterations”). Tenant shall complete any Alterations to the Premises at Tenant’s sole expense, in compliance with all applicable Laws, including any permit requirements, by a licensed contractor, and in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. If Tenant removes any Alterations as required or permitted herein, Tenant shall repair any and all damage to the Premises caused by such removal and return the Premises to their condition as of the Commencement Date, normal wear and tear excepted. Tenant shall be solely responsible for the maintenance and repair of any Alterations made by it to the Premises.

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9.Surrender of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in good condition and repair, normal wear and tear and condemnation, fire or other casualty, and repair and maintenance of the Premises that Landlord is obligated to perform under this Lease excepted. Tenant shall remove from the Premises all of Tenant’s Alterations required by this Agreement, and all Tenant’s Personal Property and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant’s Personal Property, and such failure continues after the termination of this Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord.

10.Utilities and Services. Tenant shall contract for and pay directly to the provider thereof all charges for water, gas, electricity, sewer, telephone, refuse pickup, and all other utilities, materials and services furnished to the Premises during the Term, together with any taxes thereon. Landlord shall not be liable in damages, consequential or otherwise, nor shall Tenant be entitled to any Rent reduction, Rent abatement or right to terminate this Lease, as result of any failure or interruption of any utility service or other service furnished to the Premises. Landlord shall use diligent efforts to promptly correct any failure or interruption of utilities or services caused by the act or neglect of Landlord. Notwithstanding the foregoing or anything to the contrary in this Lease, if the Premises or a material portion of the Premises, is made untenantable, inaccessible or unsuitable for the ordinary conduct of Tenant’s business, as a result of any interruption of any of the foregoing utilities that is caused by the negligence or willful misconduct of Landlord (or any of Landlord’s Agents or contractors), then (i) Landlord shall use commercially reasonable efforts to restore the same as soon as reasonably practicable, and (ii) if, despite such commercially reasonable efforts by Landlord, such interruption persists for a period in excess of three (3) consecutive business days, then Tenant shall be entitled to an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive day of such interruption and ending on the day the utility or service has been restored.

11.Repair and Maintenance.

11.1Landlord’s Obligations. Landlord shall at all times and at its own expense clean, keep and maintain in good safe and sanitary order, condition and repair the foundation of the Building, the concrete sub-flooring, the structural elements of the roof, the structural condition of exterior and load-bearing walls, footings and any underground sewer, electrical and other underground utilities serving the Building, except that (subject to Paragraph 11.2) any damage to any of the foregoing that is caused by Tenant, its agents, employees or invitees, shall be repaired at Tenant’s expense. Landlord shall also maintain, repair and replace, as necessary, the roof membrane of the Building; the Building elevators; the HVAC and fire and life safety systems serving the Building; all exterior glass; and the Outside Area.

11.2Tenant’s Obligations. Tenant shall at all times and at its own expense, clean, keep and maintain in good, safe and sanitary order, condition and repair every part of the Building which is not within Landlord’s obligation pursuant to Paragraph 11.1. Tenant’s repair and maintenance obligations shall include, without limitation, all plumbing and sewage fixtures located within and exclusively serving the Building, all fixtures, interior surfaces of all walls, floor coverings, ceiling surfaces, interior windows, store front, doors, entrances, interior plate-glass, showcases, all electrical facilities and equipment located within and exclusively serving the Building, including lighting fixtures, lamps, any supplemental HVAC equipment installed by or for Tenant, any automatic fire extinguisher equipment within the Building, electrical motors and all other appliances and equipment of every kind and nature located within and exclusively serving the Building. Tenant shall provide, at Tenant’s expense, all janitorial service to the Building and all pest control for the Premises. Tenant shall have the benefit of any warranties available to Landlord with respect to any improvements or equipment to be maintained by Tenant as provided herein.

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11.3Compliance with Laws. Tenant shall, at its cost, comply with all Laws arising from Tenant’s use or occupancy of the Premises. The foregoing shall not include the obligation to complete any Alterations to the Premises which may be required by Laws unless such Alterations are required solely as a result of the specific nature of Tenant’s use of the Premises (other than uses of the Building by tenants in general) or any other Alterations made to the Premises by Tenant. If any Alterations to the Premises are required by any Laws and such Alterations are not required solely as a result of the specific nature of Tenant’s use of the Premises or any other Alterations made to the Premises by Tenant, then Landlord shall make the required Alterations to the Premises at its own cost.

12.Liens. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant by any third party and hereby indemnifies and holds Landlord and Landlord’s Agents harmless from all liability and cost, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien.

13.Landlord’s Right to Enter the Premises. Tenant shall permit Landlord and Landlord’s Agents to enter the Premises, including the Building, at all reasonable times with not less than one (1) business days’ prior notice, except for emergencies, in which case no notice shall be required, to inspect the same, to post Notices of Non-responsibility and similar notices, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant’s obligations hereunder when Tenant is in Default of such obligations, and at any reasonable to show the Premises to prospective tenants. The above rights are subject to reasonable security regulations of Tenant, and to the requirement that Landlord shall at all times act in a manner to minimize interference with Tenant’s business.

14.Signs. Subject to Tenant’s receipt of all necessary governmental approvals, Tenant shall have the right to install a Tenant identification sign on the exterior of building within which the Premises is located, at both front and back exits. All costs associated with Tenant’s signage, including installation, maintenance, repair and removal, shall be paid by Tenant. Tenant shall remove its exterior signage upon the expiration or sooner termination of this Lease and shall repair any damage to the monument sign and/or the building exterior caused by the installation and/or removal of Tenant’s signage. If Tenant fails to maintain its signs, or, if Tenant fails to remove its signs upon termination of this Lease, Landlord may do so at Tenant’s expense.

15.Insurance.

15.1Tenant’s Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant shall indemnify, defend and hold Landlord and Landlord’s Agents harmless from and against any and all claims, damage, loss, liability or expense including, without limitation, attorney’s fees and legal costs, arising from (a) Tenant’s use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, or (b) the negligence or willful misconduct of Tenant or Tenant’s Agents. Tenant agrees that the obligations assumed herein shall survive this Lease.

15.2Landlords Indemnification. Except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord shall indemnify, defend and hold Tenant and Tenant’s Agents harmless from and against any and all claims, damage, loss, liability or expense including, without limitation, attorney’s fees and legal costs, arising from the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Landlord agrees that the obligations assumed herein shall survive this Lease.

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15.3Insurance.

(a)Tenant’s Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, commercial general liability insurance, with an occurrence basis in an amount not less than $1,000,000 per occurrence and $2,000,000 general aggregate, naming Landlord, Landlord’s Agents, and Landlord’s lender as additional insureds.

(b)Landlord’s Insurance. Landlord shall also maintain commercial general liability insurance, in addition to, and not in lieu of, the insurance required to be maintained by Tenant.

15.4Certificates. Each party hereto, as applicable, shall be entitled to receive upon a five (5) day written notice, a copy of the certificates of insurance, evidencing the coverage with limits not less than those specified above.

16.Damage or Destruction.

16.1Partial Damage Insured. If the Premises are damaged by any casualty which is covered under the special form insurance carried by Landlord, and such restoration can be completed within  ninety (90) days after the date of such casualty, as reasonably determined by Landlord’s independent construction contractor, then Landlord shall promptly restore the Premises to substantially the same condition as existed prior to the casualty. In such event, this Lease shall continue in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent from the date of casualty until such restoration is completed, such proportionate reduction to be based upon the extent to which the damage and/or restoration efforts interfere with Tenant’s use of the Premises, as reasonably agreed upon between Tenant and Landlord.

Any dispute between Landlord and Tenant as to the amount of any rent reduction hereunder shall be resolved by arbitration in accordance with the Expedited Arbitration Procedures set forth below. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction, which estimate shall be provided by a licensed and experience independent construction contractor. If the estimated repair period exceeds ninety (90) days after the date of the damage and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then Tenant may elect to terminate this Lease by written notice to Landlord within three (3) days following Tenant’s receipt of Landlord’s estimated repair period notice. If this Lease is terminated, Landlord shall refund to Tenant the Security Deposit then held by Landlord in accordance with the provisions of this Lease and any Rent previously paid by Tenant which is allocable to the period after the date of damage or destruction.

ANY DISPUTE BETWEEN THE PARTIES THAT IS REQUIRED TO BE ARBITRATED UNDER THIS LEASE SHALL BE RESOLVED BY EXPEDITED ARBITRATION BEFORE ONE (1) ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURE, MODIFIED AS FOLLOWS: (I) THE TOTAL TIME FROM DATE OF DEMAND FOR ARBITRATION TO FINAL AWARD SHALL NOT EXCEED 45 DAYS; (II) ALL NOTICES MAY BE BY TELEPHONE OR OTHER ELECTRONIC COMMUNICATION WITH LATER CONFIRMATION IN WRITING; (III) THE TIME, DATE, AND PLACE OF THE HEARING SHALL BE SET BY THE ARBITRATOR IN HIS OR HER SOLE DISCRETION, PROVIDED THAT THERE SHALL BE AT LEAST 10 BUSINESS DAYS PRIOR NOTICE OF THE HEARING; (IV) THERE SHALL BE NO POST-HEARING BRIEFS; (V) THERE SHALL BE NO DISCOVERY EXCEPT BY ORDER OF THE

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ARBITRATOR; AND (VI) THE ARBITRATOR SHALL ISSUE HIS OR HER AWARD WITHIN TEN (10) BUSINESS DAYS AFTER THE CLOSE OF THE HEARING. THE ARBITRATION SHALL BE HELD IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE FEES AND EXPENSES OF THE ARBITRATOR SHALL BE PAID HALF BY LANDLORD AND HALF BY TENANT UNLESS THE ARBITRATOR DECIDES OTHERWISE IN ITS DECISION. The foregoing arbitration procedures are collectively referred to herein as the “Expedited Arbitration Procedures”.

16.2Partial Damage – Uninsured. If the Premises are damaged by any casualty which is not covered under the special form insurance carried by Landlord and the cost to repair the damage will exceed five percent (5%) of the replacement cost of the Premises, then Landlord shall have the option either to: (i) repair or restore the Premises, in which event this Lease shall continue in full force and effect with the Rent to be proportionately abated; or (ii) give notice to Tenant within ten (10) days after the date of such casualty terminating this Lease as of a date to be specified in such notice. If notice of termination is given, this Lease shall expire, and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the Rent, reduced by any proportionate reduction based upon the extent, if any, to which such damage interfered with the use of the Premises by Tenant, shall be paid to the date of such termination. If this Lease is terminated by Tenant or Landlord under this Section 16.2, Landlord shall refund to Tenant the Security Deposit then held by Landlord in accordance with the provisions of this Lease and any Rent previously paid by Tenant which is allocable to the period after the date of damage or destruction. Further, if Landlord does not complete its required restoration within ninety (90) days after the time period estimated by Landlord to repair the damage as specified in its notice to Tenant, Tenant may terminate this Lease by delivering written notice to Landlord. Such termination shall be effective as of the date specified in Tenant’s termination notice as if such date were the date fixed for the expiration of the Term. Notwithstanding the foregoing, if upon the receipt of Tenant’s written election to terminate this Lease as provided in this Section 16.2, Landlord reasonably believes it can complete its required restoration within thirty (30) days following the receipt of such notice, Landlord may, in its sole discretion, elect to proceed with such restoration and, provided Landlord substantially completes such required restoration within such 30-day period, Tenant’s election to terminate shall be null and void.

16.3Total Destruction. If the Premises are totally destroyed or the Premises cannot be reasonably restored and/or used under applicable Laws or due to the presence of hazardous factors such as earthquake faults, chemical waste, environmental or unhealthful conditions and similar dangers, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective as of the date of such event.

17.Condemnation. If title to all of the Premises or so much thereof is taken or appropriated for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not, in Landlord’s and Tenant’s mutual reasonable judgment, result in the Premises being suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or part thereof be taken, provided that if the parties disagree, the Lease shall not terminate and the issue as to whether the remaining Premises are suitable for Tenant’s continued occupancy for the uses permitted by this Lease shall be submitted into arbitration in accordance with the Expedited Arbitration Procedures.

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18.Assignment and Subletting.

18.1Landlord’s Consent. Tenant shall not enter into a Sublet without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and shall be deemed a material default of this Lease.

19.Default.

19.1Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following events shall occur (a “Default”):

(a)If Tenant fails to pay Rent or any other sum required to be paid hereunder within three (3) days after written notice of such failure from Landlord; provided, however, that any such notice given and served upon Tenant pursuant to the requirements of Section 1161 of the California Code of Civil Procedure regarding unlawful detainer actions shall be deemed to be in lieu of, and not in addition to, any notice that may be required hereunder; or

(b) If Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

(c) If Tenant assigns its assets for the benefit of its creditors; or

(d) If a court shall make or enter any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

19.2Remedies. Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

(a)Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

(b) Landlord may terminate this Lease and Tenant’s right to possession of the Premises at any time by giving written notice to that effect, subject to all applicable legal due process requirements, and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, and expenses of cleaning the Premises required by the reletting costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. On termination and Landlord’s recovery of legal possession of the Premises, Landlord has the right to remove all Tenant’s Personal Property left on the Premises by Tenant and store same at Tenant’s cost.

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19.3Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within a reasonable time but in no event longer than fifteen (15) days after receipt of written notice by Tenant to Landlord specifying the nature of such default. If Landlord is in default pursuant to this Paragraph 19.3, then Tenant may proceed to take the required action to cure such default upon delivery of an additional five (5) days’ notice (“Self-Help Notice”) to Landlord specifying that Tenant is taking such required action (provided, however, that such additional notice shall not be required in the event of an emergency). If such required action is not taken by Landlord within said 5-day period, then Tenant shall be entitled to take such required action and to receive reimbursement from Landlord for all reasonable and actual out-of-pocket costs and expenses incurred by Tenant in connection with such required action, plus interest on all such costs at the Interest Rate (which out-of-pocket costs, plus interest, are referred to herein as the “Reimbursement Amount”).

20.Subordination. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground and underlying liens, leases, mortgages and deeds of trust (collectively “Encumbrances”) which may hereafter be executed covering the Premises, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided that Tenant’s agreement to subordinate or attorn in favor of any holder or holders (“Holder”) of any such Encumbrance will be subject to such Holder agreeing to recognize and not to disturb Tenant’s possession of the Premises pursuant to a commercially reasonable subordination, non-disturbance and attornment agreement. Tenant shall execute any such agreement within ten (10) business days after Landlord’s written request. Notwithstanding the foregoing, if the Holder of any Encumbrance requires that this Lease to be prior and superior thereto, then within fifteen (10) business days after Landlord’s written request, Tenant shall execute, have acknowledged and deliver any and all reasonable documents or instruments which Landlord or Holder deems necessary or desirable for such purposes. Landlord represents and warrants to Tenant that, as of the date of this Lease, there are no Encumbrances which are a lien against the Premises.

21.Notices. Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by Federal Express or other reputable overnight courier service, or by e-mail with confirmation of receipt. If given by overnight courier service, such notice shall be deemed to be effective upon the next business day after deposit with the courier service. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth on page 1 of this Lease. Either party may change its address by giving notice of same in accordance with this Paragraph 21.

22.Attorneys’ Fees. If either party brings any action, legal proceeding or arbitration proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs.

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23.Transfer of the Premises by Landlord. In the event of any conveyance of the Premises and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease first accruing after the date of such conveyance and assignment, provided such transferee assumes Landlord’s obligations under this Lease arising after the transfer, and Tenant agrees to attorn to such transferee.

24.Tenant’s Remedy. If, as a consequence of a Default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of rent or other income from the Premises received by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Premises, and neither Landlord nor Landlord’s Agents shall be liable for any deficiency.

25.Acceptance. Delivery of this Lease, duly executed by Tenant, constitutes an offer to lease the Premises, and under no circumstances shall such delivery be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

26.Recording. Neither party shall record this Lease or any memorandum thereof.

27.General.

27.1Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

27.2Executed Copy. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original. Any fully executed copy of this Lease shall be deemed an original for all purposes.

27.3Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

27.4Separability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

27.5Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

27.6Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

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27.7Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent hereunder by Tenant shall not be deemed to be a waiver of any preceding breach at the time of acceptance or making of such payment other than with respect to the Rent so accepted. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant as applicable.

27.8Entire Agreement. This Lease constitutes the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

27.9Authority. Landlord represents that it holds legal title to the Premises and has the right to enter into this Lease. If Tenant or Landlord is a corporation, limited liability company or a partnership, each individual executing this Lease on behalf of said corporation, limited liability company or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, operating agreement, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms.

27.10Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

[Signature page follows]

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The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at:	5950 Priestly Drive, Carlsbad, CA 92008	Executed at:	5950 Priestly Drive, Carlsbad, CA 92008

On:		On:

By LESSOR:		By LESSEE:

S Real Estate Holdings LLC		International Stem Cell Corporation

By:		By:

Name Printed:	Russell Kern	Name Printed:	Sophia Garnette
Title:	Managing Member	Title:	VP, Legal Affairs and Operations

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Exhibit A

PREMISES – Occupied Square Footage

2.nd floor occupied sq ft march 1 2020 8528sq ft

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Exhibit A (continued)

PREMISES – Occupied Square Footage

Electrical telephone women men secondary entrance men man reception kitchen 1 st floor common area space approx. 500 sq ft

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Exhibit B

Common Area Allocation

Redfin san diego real estate agents neurohacker collective Aldrich cpas adisors Carlsbad chamber el camino real creative drive interregional stem glds greats lakes data systems inc Rhonda Andersen mutual of Omaha google

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